The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 14, 2025

JPMorgan Chase Financial Company LLC	October 2025

Pricing Supplement

Registration Statement Nos. 333-270004 and 333-270004-01

Dated October      , 2025

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Trigger PLUS will pay no interest and do not guarantee any return of your principal at maturity. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket. If the basket has declined in value but the final basket value is greater than or equal to the trigger level, investors will receive the stated principal amount of the Trigger PLUS at maturity. However, if the basket has declined in value so that the final basket value is less than the trigger level, at maturity investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the closing level of the basket over the term of the Trigger PLUS. The Trigger PLUS are for investors who seek exposure to an unequally weighted basket of the five indices specified below and who are willing to risk their principal and forgo current income in exchange for the leverage feature. The Trigger PLUS are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the Trigger PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Trigger PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Trigger PLUS. The investor may lose a significant portion or all of the stated principal amount of the Trigger PLUS.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	Underlying indices	Bloomberg ticker symbol	Basket weighting
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E	40.00%
	TOPIX® Index (the “TPX Index”)	TPX	25.00%
	FTSE® 100 Index (the “UKX Index”)	UKX	17.50%
	Swiss Market Index (the “SMI Index”)	SMI	10.00%
	S&P/ASX 200 Index (the “AS51 Index”)	AS51	7.50%
We refer to the SX5E Index, the TPX Index, the UKX Index, the SMI Index and the AS51 Index as the underlying indices. Because the SX5E Index makes up 40% of the basket, we expect that generally the market value of your Trigger PLUS and your payment at maturity will depend significantly on the performance of the SX5E Index.
Aggregate principal amount:	$
Payment at maturity:	If the final basket value is greater than the initial basket value, for each $1,000 stated principal amount Trigger PLUS:
$1,000 + leveraged upside payment
If the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level, for each $1,000 stated principal amount Trigger PLUS:
$1,000
If the final basket value is less than the trigger level, for each $1,000 stated principal amount Trigger PLUS:
$1,000 × basket performance factor
This amount will be less than the stated principal amount of $1,000 per Trigger PLUS and will represent a loss of more than 20%, and possibly all, of your investment.
Leveraged upside payment:	$1,000 × leverage factor × basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Trigger level:	80, which is 80% of the initial basket value
Leverage factor:	At least 148.70%. The actual leverage factor will be provided in the pricing supplement and will not be less than 148.70%.
Basket performance factor:	final basket value / initial basket value
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	October , 2025 (expected to price on or about October 31, 2025)
Original issue date (settlement date):	November , 2025 (3 business days after the pricing date)
Valuation date*:	October 31, 2028
Maturity date*:	November 3, 2028
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$1,000.00	$25.00(2)	$970.00
		$5.00(3)
Total	$	$	$
(1)	See “Additional Information about the Trigger PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the Trigger PLUS.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $25.00 per $1,000 stated principal amount Trigger PLUS. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount Trigger PLUS

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a change-in-law event as described under “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement and “Risk Factors — Risks Relating to the Trigger PLUS Generally — We may accelerate your Trigger PLUS in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if a change-in-law event occurs” in this document

If the Trigger PLUS priced today and assuming a leverage factor equal to the minimum listed above, the estimated value of the Trigger PLUS would be approximately $958.20 per $1,000 stated principal amount Trigger PLUS. The estimated value of the Trigger PLUS on the pricing date will be provided in the pricing supplement and will not be less than $930.00 per $1,000 stated principal amount Trigger PLUS. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document for additional information.

Investing in the Trigger PLUS involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Risk Factors” beginning on page 9 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Trigger PLUS” at the end of this document.

Product supplement no. 4-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

Underlying supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Basket closing value:	The basket closing value on the valuation date will be calculated as follows: 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]
Index return:	With respect to each underlying index: (final index value – initial index value) initial index value
Initial index value:	With respect to each underlying index, the closing level of that underlying index on the pricing date
Final index value:	With respect to each underlying index, the closing level of that underlying index on the valuation date
CUSIP / ISIN:	48136H2N7 / US48136H2N78
Listing:	The Trigger PLUS will not be listed on any securities exchange.

October 2025	Page 2

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying indices that enhances returns for any positive performance of the basket.
▪	To potentially achieve similar levels of upside exposure to the basket as a direct investment, while using fewer dollars by taking advantage of the leverage factor.
▪	To provide limited market downside protection against loss of principal in the event of a decline of the basket but only if the final basket value is greater than or equal to the trigger level.

Maturity:	Approximately 3 years
Leverage factor:	At least 148.70% (to be provided in the pricing supplement)
Trigger Level:	80% of the initial basket value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Basket weightings:	40.00% for the SX5E Index, 25.00% for the TPX Index, 17.50% for the UKX Index, 10.00% for the SMI Index and 7.50% for the AS51 Index

Supplemental Terms of the Trigger PLUS

For purposes of the accompanying product supplement, each underlying index is an “Index.”

Any values of the underlying indices, and any values derived therefrom, included in this document may be corrected, in the event of manifest error or inconsistency, by amendment of this document and the corresponding terms of the Trigger PLUS. Notwithstanding anything to the contrary in the indenture governing the Trigger PLUS, that amendment will become effective without consent of the holders of the Trigger PLUS or any other party.

October 2025	Page 3

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

Trigger PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, while providing limited protection against negative performance of the underlying asset. In exchange for enhanced returns from any positive performance of the underlying asset, investors are exposed to the risk of loss of a significant portion or all of their investment due to the trigger feature. At maturity, if the underlying asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset. At maturity, if the underlying asset has depreciated but is at or above the trigger level, investors will receive the stated principal amount of their investment. At maturity, if the underlying asset has depreciated below the trigger level, investors are fully exposed to the negative performance of the underlying asset. Investors may lose a significant portion or all of the stated principal amount of the Trigger PLUS.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for any positive performance relative to a direct investment in the basket.
Trigger Feature	At maturity, even if the basket has declined over the term of the Trigger PLUS, investors will receive their stated principal amount but only if the final basket value is greater than or equal to the trigger level.
Upside Scenario	The final basket value is greater than the initial basket value and, at maturity, the Trigger PLUS pay the stated principal amount of $1,000 plus a return equal to at least 148.70% of the basket percent increase. The actual leverage factor will be provided in the pricing supplement.
Par Scenario	The final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level. In this case, the Trigger PLUS pay the stated principal amount of $1,000 per Trigger PLUS at maturity even when the basket has depreciated.
Downside Scenario	The final basket value is less than the trigger level. In this case, the Trigger PLUS pay an amount that is over 20% less than the stated principal amount and this decrease will be by an amount that is proportionate to the percentage decline of the final basket value from the initial basket value. (Example: if the basket decreases in value by 40%, the Trigger PLUS will pay an amount that is less than the stated principal amount by 40%, or $600 per Trigger PLUS.)

October 2025	Page 4

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Hypothetical leverage factor:	148.70% (which represents the lowest hypothetical leverage factor)*
Trigger level:	80% of the initial basket value

*The actual leverage factor will be provided in the pricing supplement and will not be less than 148.70%.

Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario. Under the hypothetical terms of the Trigger PLUS, if the final basket value is greater than the initial basket value, for each $1,000 principal amount Trigger PLUS, investors will receive the $1,000 stated principal amount plus a return equal to 148.70% of the appreciation of the basket over the term of the Trigger PLUS.
▪	For example, if the basket appreciates 5%, investors will receive a return of 7.435%, or $1,074.35 per Trigger PLUS.
▪	Par Scenario. If the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level, investors will receive the stated principal amount of $1,000 per Trigger PLUS.
▪	For example, if the basket depreciates 5%, investors will receive the $1,000 stated principal amount.
▪	Downside Scenario. If the final basket value is less than the trigger level, investors will receive an amount that is significantly less than the stated principal amount by an amount proportionate to the percentage decrease of the final basket value from the initial basket value.
▪	For example, if the basket depreciates 50%, investors will lose 50% of their principal and receive only $500.00 per Trigger PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the Trigger PLUS shown above apply only if you hold the Trigger PLUS for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

October 2025	Page 5

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Hypothetical Payouts on the Trigger PLUS at Maturity

Below are three examples of how to calculate the payment at maturity based on the hypothetical values of the underlying indices in the respective tables below. The following hypothetical examples are provided for illustrative purposes only. Actual results may vary. The hypothetical initial index value of each underlying index of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual initial index value of any underlying index. The actual initial index value of each underlying index will be the closing level of that underlying index on the pricing date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of each underlying index, please see the historical information set forth under “Basket Overview” in this pricing supplement.

Example 1:  The final basket value is greater than the initial basket value.

Underlying index	Basket weighting	Hypothetical initial index value	Hypothetical final index value	Index return
SX5E Index	40.00%	100.00	103.00	+3.00%
TPX Index	25.00%	100.00	103.00	+3.00%
UKX Index	17.50%	100.00	103.00	+3.00%
SMI Index	10.00%	100.00	103.00	+3.00%
AS51 Index	7.50%	100.00	103.00	+3.00%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket value = 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]

Using the hypothetical values above, the sum of the index return of each underlying index times the basket weighting of that underlying index:

[(103.00 – 100.00) / 100.00] × 40.00% = 1.200%
[(103.00 – 100.00) / 100.00] × 25.00% = 0.750%
[(103.00 – 100.00) / 100.00] × 17.50% = 0.525%
[(103.00 – 100.00) / 100.00] × 10.00% = 0.300%
[(103.00 – 100.00) / 100.00] × 7.50% = 0.225%
1.200% + 0.750% + 0.525% + 0.300% + 0.225% = 3.00%

Final basket value	=	100 × (1 + 3.00%), which equals 103
Basket percent increase	=	(103 – 100) / 100, which equals 3.00%

The payment at maturity per Trigger PLUS will equal $1,000 plus the leveraged upside payment. The leveraged upside payment will equal (i) $1,000 times (ii) the leverage factor times (iii) the basket percent increase, or:

$1,000 × 148.70% × 3.00% = $44.61

The payment at maturity will equal $1,000 plus the leveraged upside payment, or:

$1,000 + $44.61 = $1,044.61

October 2025	Page 6

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Example 2: The final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level.

Underlying index	Basket weighting	Hypothetical initial index value	Hypothetical final index value	Index return
SX5E Index	40.00%	100.00	91.00	-9.00%
TPX Index	25.00%	100.00	91.00	-9.00%
UKX Index	17.50%	100.00	91.00	-9.00%
SMI Index	10.00%	100.00	91.00	-9.00%
AS51 Index	7.50%	100.00	91.00	-9.00%

Initial basket value = 100

Final basket value = 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]

Using the hypothetical values above, the sum of the index return of each underlying index times the basket weighting of that underlying index:

[(91.00 – 100.00) / 100.00] × 40.00% = -3.600%
[(91.00 – 100.00) / 100.00] × 25.00% = -2.250%
[(91.00 – 100.00) / 100.00] × 17.50% = -1.575%
[(91.00 – 100.00) / 100.00] × 10.00% = -0.900%
[(91.00 – 100.00) / 100.00] × 7.50% = -0.675%

(-3.600%) + (-2.250%) + (-1.575%) + (-0.900%) + (-0.675%) = -9.00%
Final basket value	=	100 × (1 + (-9.00%)), which equals 91
Trigger Level	=	80

Because the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level, the payment at maturity per Trigger PLUS will equal $1,000, the stated principal amount.

October 2025	Page 7

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Example 3: The final basket value is less than the trigger level.

Underlying index	Basket weighting	Hypothetical initial index value	Hypothetical final index value	Index return
SX5E Index	40.00%	100.00	20.00	-80.00%
TPX Index	25.00%	100.00	103.00	+3.00%
UKX Index	17.50%	100.00	103.00	+3.00%
SMI Index	10.00%	100.00	103.00	+3.00%
AS51 Index	7.50%	100.00	103.00	+3.00%

Basket performance factor = final basket value / initial basket value

Initial basket value = 100

Final basket value = 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]

Using the hypothetical values above, the sum of the index return of each underlying index times the basket weighting of that underlying index:

[(20.00 – 100.00) / 100.00] × 40.00% = -32.000%
[(103.00 – 100.00) / 100.00] × 25.00% = 0.750%
[(103.00 – 100.00) / 100.00] × 17.50% = 0.525%
[(103.00 – 100.00) / 100.00] × 10.00% = 0.300%
[(103.00 – 100.00) / 100.00] × 7.50% = 0.225%
(-32.000%) + 0.750% + 0.525% + 0.300% + 0.225% = -30.20%
Final basket value	=	100 × (1 + (-30.20%)), which equals 69.80
Basket performance factor	=	69.80 / 100, which equals 69.80%
Trigger Level	=	80

In the above example, the final index values of all the underlying indices except for the SX5E Index (with a combined weighting of 60.00% of the basket) are each higher than their respective initial index values, but the final index value of the SX5E Index (with a weighting of 40.00% of the basket) is less than its initial index value. Accordingly, although the final index values of 60.00% (by weight) of the basket have increased in value over their respective initial index values, the final index value of the other 40.00% (by weight) of the basket has declined and, because it has declined significantly, its decline more than offsets the increases in the other underlying indices and, consequently, the basket performance factor is less than 100%.

Because the final basket value is less than the trigger level, in this example, the payment at maturity per Trigger PLUS will equal $1,000 times the basket performance factor; or

$1,000 × 69.80% = $698.00

In this example, the payment at maturity per Trigger PLUS will be $698.00, which is less than the stated principal amount by an amount that is proportionate to the percentage decline in the basket.

October 2025	Page 8

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying prospectus supplement and the accompanying product supplement and Annex A to the accompanying prospectus addendum. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

Risks Relating to the Trigger PLUS Generally

▪	The Trigger PLUS do not pay interest or guarantee the return of any principal and your investment in the Trigger PLUS may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final basket value is less than the trigger level (which is 80% of the initial basket value), the payment at maturity will be an amount in cash that is over 20% less than the stated principal amount of each Trigger PLUS, and this decrease will be by an amount that is proportionate to the decrease in the value of the basket and may be zero. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.
▪	The Trigger PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the Trigger PLUS. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the Trigger PLUS. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the Trigger PLUS. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the Trigger PLUS as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the Trigger PLUS, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
▪	The benefit provided by the trigger level may terminate on the valuation date. If the final basket value is less than the trigger level, the benefit provided by the trigger level will terminate and you will be fully exposed to any depreciation of the basket.
▪	Correlation (or lack of correlation) of performances among the underlying indices may reduce the performance of the basket, and changes in the values of the underlying indices may offset each other. The Trigger PLUS are linked to an unequally weighted basket consisting of the underlying indices. Movements and performances of the underlying indices may or may not be correlated with each other. At a time when the value of one or more of the underlying indices increases, the values of the other underlying indices may not increase as much or may decline. Therefore, in calculating the final basket value, increases in the value of one or more of the underlying indices may be moderated, or more than offset, by the lesser increases or declines in the values of the other underlying indices. High correlation of movements in the values of the underlying indices during periods of negative returns could have an adverse effect on your return on your investment. There can be no assurance that the final basket value will be greater than the initial basket value.
▪	The underlying indices are not equally weighted. Because the underlying indices are not equally weighted, the same percentage change in two of the underlying indices may have different effects on the basket closing value. For example, because the weighting for the SX5E Index is greater than the weighting for the TPX Index, a 5% decrease in the value of the SX5E Index will have a greater effect on the basket closing value than a 5% increase in the value of the TPX Index. Because the SX5E Index

October 2025	Page 9

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

makes up 40.00% of the basket, we expect that generally the market value of your Trigger PLUS and your payment at maturity will depend significantly on the performance of the SX5E Index. See “Hypothetical Payouts on the Trigger PLUS at Maturity — Example 3” in this document.

▪	Secondary trading may be limited. The Trigger PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. JPMS may act as a market maker for the Trigger PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Trigger PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Trigger PLUS.
▪	We may accelerate your Trigger PLUS in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if a change-in-law event occurs. Upon the announcement or occurrence of legal or regulatory changes that the calculation agent determines are likely to interfere with your or our ability to transact in or hold the Trigger PLUS or our ability to hedge or perform our obligations under the Trigger PLUS, we may, in our sole and absolute discretion, accelerate the payment on your Trigger PLUS and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your Trigger PLUS is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement for more information.
▪	The final terms and estimated valuation of the Trigger PLUS will be provided in the pricing supplement. The final terms of the Trigger PLUS will be provided in the pricing supplement. In particular, each of the estimated value of the Trigger PLUS and the leverage factor will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the Trigger PLUS based on the minimums for the estimated value of the Trigger PLUS and the leverage factor.
▪	The tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Trigger PLUS, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the Trigger PLUS described in “Additional Information about the Trigger PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the Trigger PLUS, the timing and character of any income or loss on the Trigger PLUS could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and as an agent of the offering of the Trigger PLUS, hedging our obligations under the

October 2025	Page 10

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Trigger PLUS and making the assumptions used to determine the pricing of the Trigger PLUS and the estimated value of the Trigger PLUS, which we refer to as the estimated value of the Trigger PLUS. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. The calculation agent will determine initial index values, the final index values and the final basket value and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to any underlying index or calculation of the final index value of any underlying index in the event of a discontinuation or material change in method of calculation of that underlying index, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Trigger PLUS and the value of the Trigger PLUS. It is possible that hedging or trading activities of ours or our affiliates in connection with the Trigger PLUS could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the values of the underlying indices and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value of an underlying index and, therefore, could potentially increase the level that the final index value of an underlying index must reach before you receive a payment at maturity that exceeds the issue price of the Trigger PLUS or so that you do not suffer a loss on your initial investment in the Trigger PLUS. Additionally, these hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the final basket value and, accordingly, the payment to you at maturity, if any. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.

Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS

▪	The estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS. The estimated value of the Trigger PLUS is only an estimate determined by reference to several factors. The original issue price of the Trigger PLUS will exceed the estimated value of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.
▪	The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates. The estimated value of the Trigger PLUS is determined by reference to internal pricing models of our affiliates. This estimated value of the Trigger PLUS is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Trigger PLUS that are greater than or less than the estimated value of the Trigger PLUS. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Trigger PLUS could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy the Trigger PLUS from you in secondary market transactions. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.

October 2025	Page 11

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	The estimated value of the Trigger PLUS is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the Trigger PLUS may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Trigger PLUS. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Trigger PLUS and any secondary market prices of the Trigger PLUS. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.
▪	The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Trigger PLUS — Secondary market prices of the Trigger PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your Trigger PLUS during this initial period may be lower than the value of the Trigger PLUS as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS. Any secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, the structuring fee, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Trigger PLUS. As a result, the price, if any, at which JPMS will be willing to buy Trigger PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Trigger PLUS.

The Trigger PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Trigger PLUS to maturity. See “— Risks Relating to the Trigger PLUS Generally — Secondary trading may be limited” above.

▪	Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors. The secondary market price of the Trigger PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing levels of the underlying indices, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility of the underlying indices and the basket;
o	the time to maturity of the Trigger PLUS;
o	the dividend rates on the equity securities included in the underlying indices;
o	the actual and expected positive or negative correlation among the underlying indices, or the actual and expected absence of any such correlation;
o	interest and yield rates in the market generally;

October 2025	Page 12

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the underlying indices and the correlation among those rates and the values of the underlying indices; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Trigger PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Trigger PLUS, if any, at which JPMS may be willing to purchase your Trigger PLUS in the secondary market.

Risks Relating to the Underlying Indices

▪	Investing in the Trigger PLUS is not equivalent to investing in the basket or the underlying indices. Investing in the Trigger PLUS is not equivalent to investing in the basket, any underlying index or its component stocks. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute any underlying index.
▪	Adjustments to any underlying index could adversely affect the value of the Trigger PLUS. The underlying index publisher of any underlying index may discontinue or suspend calculation or publication of that underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to any discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
▪	The Trigger PLUS are subject to risks associated with securities issued by non-U.S. companies. The equity securities included in the underlying indices have been issued by non-U.S. companies. Investments in the Trigger PLUS linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.
▪	The Trigger PLUS are not directly exposed to fluctuations in foreign exchange rates. The value of your Trigger PLUS will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the underlying indices are based, although any currency fluctuations could affect the performance of the underlying indices. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Trigger PLUS, you will not receive any additional payment or incur any reduction in any payment on the Trigger PLUS.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the Trigger PLUS. Governmental legislative and regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Trigger PLUS or the securities included in any underlying index, or engaging in transactions in them, and any such action could adversely affect the value of the Trigger PLUS or any underlying index. These legislative and regulatory actions could result in restrictions on the Trigger PLUS. You may lose a significant portion or all of your initial investment in the Trigger PLUS if you are forced to divest the Trigger PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Trigger PLUS has declined.

October 2025	Page 13

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Basket Overview

The basket is an unequally weighted basket composed of five underlying indices.

Underlying Indices

The EURO STOXX 50® Index. The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions ― The STOXX Benchmark Indices” in the accompanying underlying supplement.

The TOPIX® Index.  The TOPIX® Index, also known as the Tokyo Stock Price Index, is a free float-adjusted market capitalization-weighted index of common stocks listed on the Tokyo Stock Exchange, Inc. covering an extensive portion of the Japanese stock market. For additional information about the TOPIX® Index, see “Equity Index Descriptions — The TOPIX® Index” in the accompanying underlying supplement.

The FTSE® 100 Index. The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For additional information about the FTSE® 100 Index, see “Equity Index Descriptions — The FTSE® 100 Index” on page US-44 of the accompanying underlying supplement.

The Swiss Market Index. The Swiss Market Index (“SMI®”) is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market. The SMI® comprises the 20 most highly capitalized and liquid stocks of the Swiss Performance Index®. For additional information about the Swiss Market Index, see “Equity Index Descriptions — The Swiss Market Index” on page US-116 of the accompanying underlying supplement.

The S&P/ASX 200 Index. The S&P/ASX 200 Index measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. For additional information see the information about the S&P/ASX 200 Index, see “Equity Index Descriptions — The S&P/ASX 200 Index” on page US-85 of the accompanying underlying supplement.

Underlying index information as of October 10, 2025
Underlying Index	Bloomberg Ticker Symbol	Current Value	52 Weeks Ago	52 Week High	52 Week Low	Basket weighting
The EURO STOXX 50® Index	SX5E	5,531.32	4,970.34 (on 10/10/2024)	5,651.71 (on 10/3/2025)	4,622.14 (on 4/9/2025)	40.00%
The TOPIX® Index	TPX	3,197.59	2,712.67 (on 10/10/2024)	3,257.77 (on 10/9/2025)	2,288.66 (on 4/7/2025)	25.00%
The FTSE® 100 Index	UKX	9,427.47	8,237.73 (on 10/10/2024)	9,548.87 (on 10/8/2025)	7,679.48 (on 4/9/2025)	17.50%
The Swiss Market Index	SMI	12,481.41	12,077.76 (on 10/10/2024)	13,166.68 (on 3/3/2025)	10,887.73 (on 4/9/2025)	10.00%
The S&P/ASX 200 Index	AS51	8,958.336	8,222.978 (on 10/10/2024)	9,019.088 (on 8/21/2025)	7,343.255 (on 4/7/2025)	7.50%

October 2025	Page 14

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The following graph is calculated to show the performance of the basket during the period from January 6, 2020 through October 10, 2025, assuming the underlying indices are weighted as set out above such that the initial basket value was 100 on January 6, 2020 and illustrates the effect of the offset and/or correlation among the underlying indices during that period. The graph does not take into account the leverage factor on the Trigger PLUS, nor does it attempt to show your expected return on an investment in the Trigger PLUS. You cannot predict the future performance of any underlying index or of the basket as a whole, or whether increases in the value of any underlying index will be offset by decreases in the values of the other underlying indices. The historical value performance of the basket and the degree of correlation among the value trends of the underlying indices (or lack thereof) should not be taken as an indication of its future performance.

October 2025	Page 15

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Historical Basket Performance* January 6, 2020 through October 10, 2025

*The dotted line in the graph indicates a hypothetical trigger level equal to 80% of the hypothetical basket closing value on October 10, 2025. The actual trigger level will be equal to 80% of the initial basket value, which will be set equal to 100 on the pricing date.

The following graphs set forth (1) the daily closing levels for each of the underlying indices (other than the TPX Index and the SMI Index) for the period from January 2, 2020 through October 10, 2025, (2) the daily closing levels of the TPX Index for the period from January 6, 2020 through October 10, 2025 and (3) the daily closing levels of the SMI Index for the period from January 3, 2020 through October 10, 2025. The related tables set forth the published high and low, as well as end-of-quarter, closing levels for each respective underlying index for each quarter in the same period. We obtained the closing level information above and the information in the tables and graphs from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical closing levels and historical performance of the underlying indices should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the underlying indices and the basket closing value on the valuation date. There can be no assurance that the final basket value will be greater than or equal to the trigger level so that you do not suffer a loss on your initial investment in the Trigger PLUS.

October 2025	Page 16

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Historical Performance of the EURO STOXX 50® Index January 2, 2020 to October 10, 2025

License Agreement. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The Trigger PLUS based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto. See “Equity Index Descriptions — The STOXX Benchmark Indices — License Agreement” in the accompanying underlying supplement.

EURO STOXX 50® Index	High	Low	Period End
2020
First Quarter	3,865.18	2,385.82	2,786.90
Second Quarter	3,384.29	2,662.99	3,234.07
Third Quarter	3,405.35	3,137.06	3,193.61
Fourth Quarter	3,581.37	2,958.21	3,552.64
2021
First Quarter	3,926.20	3,481.44	3,919.21
Second Quarter	4,158.14	3,924.80	4,064.30
Third Quarter	4,246.13	3,928.53	4,048.08
Fourth Quarter	4,401.49	3,996.41	4,298.41
2022
First Quarter	4,392.15	3,505.29	3,902.52
Second Quarter	3,951.12	3,427.91	3,454.86
Third Quarter	3,805.22	3,279.04	3,318.20
Fourth Quarter	3,986.83	3,331.53	3,793.62
2023
First Quarter	4,315.05	3,856.09	4,315.05
Second Quarter	4,408.59	4,218.04	4,399.09
Third Quarter	4,471.31	4,129.18	4,174.66
Fourth Quarter	4,549.44	4,014.36	4,521.44
2024
First Quarter	5,083.42	4,403.08	5,083.42
Second Quarter	5,100.90	4,839.14	4,894.02
Third Quarter	5,067.45	4,571.60	5,000.45
Fourth Quarter	5,041.01	4,729.71	4,895.98
2025
First Quarter	5,540.69	4,871.45	5,248.39
Second Quarter	5,454.65	4,622.14	5,303.24
Third Quarter	5,529.96	5,165.60	5,529.96
Fourth Quarter (through October 10, 2025)	5,651.71	5,531.32	5,531.32

October 2025	Page 17

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Historical Performance of the TOPIX® Index January 6, 2020 through October 10, 2025

License Agreement. JPMorgan Chase & Co. or its affiliate expects to enter into an agreement with JPX Market Innovation & Research, Inc. (“JPXI”) (or to obtain a sublicense from an affiliate who has entered into a license agreement with JPXI) that would provide it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the TOPIX® Index, which is owned and published by JPXI, in connection with certain securities, including the Trigger PLUS. For more information, see “Equity Index Descriptions — The TOPIX® Index — License Agreement” in the accompanying underlying supplement.

TOPIX® Index	High	Low	Period End
2020
First Quarter	1,744.16	1,236.34	1,403.04
Second Quarter	1,630.72	1,325.13	1,558.77
Third Quarter	1,661.93	1,496.06	1,625.49
Fourth Quarter	1,819.18	1,579.33	1,804.68
2021
First Quarter	2,012.21	1,791.22	1,954.00
Second Quarter	1,983.54	1,849.04	1,943.57
Third Quarter	2,118.87	1,880.68	2,030.16
Fourth Quarter	2,055.56	1,926.37	1,992.33
2022
First Quarter	2,039.27	1,758.89	1,946.40
Second Quarter	1,969.98	1,818.94	1,870.82
Third Quarter	2,006.99	1,835.94	1,835.94
Fourth Quarter	2,018.80	1,847.58	1,891.71
2023
First Quarter	2,071.09	1,868.15	2,003.50
Second Quarter	2,300.36	1,961.28	2,288.60
Third Quarter	2,430.30	2,221.48	2,323.39
Fourth Quarter	2,391.05	2,218.89	2,366.39
2024
First Quarter	2,813.22	2,378.79	2,768.62
Second Quarter	2,809.63	2,626.32	2,809.63
Third Quarter	2,929.17	2,227.15	2,645.94
Fourth Quarter	2,801.68	2,618.32	2,784.92
2025
First Quarter	2,815.47	2,658.73	2,658.73
Second Quarter	2,852.84	2,288.66	2,852.84
Third Quarter	3,187.02	2,811.72	3,137.60
Fourth Quarter (through October 10, 2025)	3,257.77	3,087.40	3,197.59

October 2025	Page 18

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Historical Performance of the FTSE® 100 Index January 2, 2020 through October 10, 2025

License Agreement. “FTSE®,” “FT-SE®” AND “footsie®” are trademarks of London Stock Exchange Group PLC and its affiliates and are used by FTSE Russell under license.  The use of and reference to the FTSE® 100 Index in connection with the Trigger PLUS has been consented to by FTSE Russell.  All rights to the FTSE® 100 Index are owned by FTSE Russell, the publisher of the FTSE® 100 Index.  We, JPMorgan Chase & Co., the agent, the calculation agent and the trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE® 100 Index.  In addition, FTSE Russell has no relationship to us, JPMorgan Chase & Co. or the Trigger PLUS.  FTSE Russell does not sponsor, endorse, authorize, sell or promote the Trigger PLUS, and do not have any obligation or liability in connection with the administration, marketing or trading of the Trigger PLUS.  For more information, see “Equity Index Descriptions — The FTSE 100® Index — License Agreement” in the accompanying underlying supplement.

FTSE® 100 Index	High	Low	Period End
2020
First Quarter	7,674.56	4,993.89	5,671.96
Second Quarter	6,484.30	5,415.50	6,169.74
Third Quarter	6,292.65	5,799.08	5,866.10
Fourth Quarter	6,602.65	5,577.27	6,460.52
2021
First Quarter	6,873.26	6,407.46	6,713.63
Second Quarter	7,184.95	6,737.30	7,037.47
Third Quarter	7,220.14	6,844.39	7,086.42
Fourth Quarter	7,420.69	6,995.87	7,384.54
2022
First Quarter	7,672.40	6,959.48	7,515.68
Second Quarter	7,669.56	7,016.25	7,169.28
Third Quarter	7,550.37	6,881.59	6,893.81
Fourth Quarter	7,573.05	6,826.15	7,451.74
2023
First Quarter	8,014.31	7,335.40	7,631.74
Second Quarter	7,914.13	7,446.14	7,531.53
Third Quarter	7,731.65	7,256.94	7,608.08
Fourth Quarter	7,733.24	7,291.28	7,733.24
2024
First Quarter	7,952.62	7,446.29	7,952.62
Second Quarter	8,445.80	7,820.36	8,164.12
Third Quarter	8,379.64	8,008.23	8,236.95
Fourth Quarter	8,385.13	8,025.77	8,173.02

October 2025	Page 19

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

FTSE® 100 Index	High	Low	Period End
2025
First Quarter	8,871.31	8,201.54	8,582.81
Second Quarter	8,884.92	7,679.48	8,760.96
Third Quarter	9,350.43	8,774.69	9,350.43
Fourth Quarter (through October 10, 2025)	9,548.87	9,427.47	9,427.47

October 2025	Page 20

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Historical Performance of the Swiss Market Index January 3, 2020 through October 10, 2025

License Agreement. JPMorgan Chase & Co. or its affiliate has entered into an agreement with SIX Swiss Exchange Ltd. (“SSE”) providing it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the SMI®, which is owned and published by SSE, in connection with certain securities, including the Trigger PLUS. For more information, see “Equity Index Descriptions — The Swiss Market Index — License Agreement” in the accompanying underlying supplement.

Swiss Market Index	High	Low	Period End
2020
First Quarter	11,263.01	8,160.79	9,311.92
Second Quarter	10,266.29	9,168.98	10,045.30
Third Quarter	10,552.04	10,005.90	10,187.00
Fourth Quarter	10,703.51	9,556.14	10,703.51
2021
First Quarter	11,121.42	10,522.22	11,047.37
Second Quarter	12,028.45	10,970.93	11,942.72
Third Quarter	12,545.35	11,485.58	11,642.45
Fourth Quarter	12,970.53	11,569.39	12,875.66
2022
First Quarter	12,939.17	11,057.06	12,161.53
Second Quarter	12,528.61	10,451.31	10,741.21
Third Quarter	11,202.66	10,072.62	10,267.55
Fourth Quarter	11,238.20	10,199.32	10,729.40
2023
First Quarter	11,435.99	10,516.40	11,106.24
Second Quarter	11,595.25	11,073.48	11,280.29
Third Quarter	11,373.21	10,839.06	10,963.50
Fourth Quarter	11,209.95	10,323.71	11,137.79
2024
First Quarter	11,790.46	11,091.58	11,730.43
Second Quarter	12,254.76	11,196.67	11,993.83
Third Quarter	12,451.48	11,510.46	12,168.87
Fourth Quarter	12,326.76	11,384.92	11,600.90
2025
First Quarter	13,166.68	11,624.02	12,598.12
Second Quarter	12,686.62	10,887.73	11,921.46
Third Quarter	12,383.47	11,755.32	12,109.42
Fourth Quarter (through October 10, 2025)	12,648.11	12,360.13	12,481.41

October 2025	Page 21

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Historical Performance of the S&P/ASX 200 Index January 2, 2020 through October 10, 2025

License Agreement. JPMorgan Chase & Co. or its affiliate has entered into an agreement with S&P Dow Jones Indices LLC that provides it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the S&P/ASX 200 Index, which is owned and published by S&P Dow Jones Indices LLC, in connection with certain securities, including the Trigger PLUS. For more information, see “Equity Index Descriptions — The S&P/ASX 200 Index — License Agreement” in the accompanying underlying supplement.

S&P/ASX 200 Index	High	Low	Period End
2020
First Quarter	7,162.494	4,546.035	5,076.827
Second Quarter	6,148.426	5,067.482	5,897.882
Third Quarter	6,167.641	5,784.065	5,815.941
Fourth Quarter	6,756.673	5,791.501	6,587.096
2021
First Quarter	6,917.274	6,607.054	6,790.667
Second Quarter	7,386.174	6,828.694	7,313.023
Third Quarter	7,628.923	7,196.713	7,332.159
Fourth Quarter	7,513.373	7,185.545	7,444.642
2022
First Quarter	7,589.757	6,838.282	7,499.588
Second Quarter	7,592.790	6,433.368	6,568.063
Third Quarter	7,127.684	6,462.027	6,474.198
Fourth Quarter	7,354.418	6,456.866	7,038.688
2023
First Quarter	7,558.108	6,898.507	7,177.754
Second Quarter	7,381.515	7,078.654	7,203.299
Third Quarter	7,455.917	7,004.033	7,048.637
Fourth Quarter	7,614.278	6,772.927	7,590.818
2024
First Quarter	7,896.858	7,346.477	7,896.858
Second Quarter	7,887.869	7,567.283	7,767.470
Third Quarter	8,269.830	7,649.556	8,269.830
Fourth Quarter	8,495.217	8,066.962	8,159.143
2025
First Quarter	8,555.806	7,749.066	7,843.424
Second Quarter	8,592.103	7,343.255	8,542.270
Third Quarter	9,019.088	8,538.580	8,848.774
Fourth Quarter (through October 10, 2025)	8,987.368	8,845.658	8,958.336

October 2025	Page 22

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information about the Trigger PLUS

Please read this information in conjunction with the terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and it falls less than three business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the Trigger PLUS:

The estimated value of the Trigger PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Trigger PLUS, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Trigger PLUS. The estimated value of the Trigger PLUS does not represent a minimum price at which JPMS would be willing to buy your Trigger PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Trigger PLUS may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Trigger PLUS. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Trigger PLUS and any secondary market prices of the Trigger PLUS. For additional information, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS —. The estimated value of the Trigger PLUS is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the Trigger PLUS is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Trigger PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS —. The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates” in this document.

The estimated value of the Trigger PLUS will be lower than the original issue price of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the Trigger PLUS may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS — The estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS” in this document.

October 2025	Page 23

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Secondary market prices of the Trigger PLUS:	For information about factors that will impact any secondary market prices of the Trigger PLUS, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS —Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the Trigger PLUS. The length of any such initial period reflects the structure of the Trigger PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Trigger PLUS and when these costs are incurred, as determined by our affiliates. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS — The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat your Trigger PLUS as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Trigger PLUS should be treated as long-term capital gain or loss if you hold your Trigger PLUS for more than a year, whether or not you are an initial purchaser of Trigger PLUS at the issue price. However, the IRS or a court may not respect this treatment of the Trigger PLUS, in which case the timing and character of any income or loss on the Trigger PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

Supplemental use of proceeds and hedging:

The Trigger PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Trigger PLUS. See “How the Trigger PLUS Work” in this document for an illustration of the risk-return profile of the Trigger PLUS and “Basket Overview” in this document for a description of the market exposure provided by the Trigger PLUS.

The original issue price of the Trigger PLUS is equal to the estimated value of the Trigger PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS, plus the estimated cost of hedging our obligations under the Trigger PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Trigger PLUS in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each Trigger PLUS.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Trigger PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

October 2025	Page 24

JPMorgan Chase Financial Company LLC

Trigger PLUS Based on the Performance of a Basket of Five Indices due November 3, 2028

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Where you can find more information:

You may revoke your offer to purchase the Trigger PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any changes to the terms of the Trigger PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Trigger PLUS are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the Trigger PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 4-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

• Underlying supplement no. 1-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

• Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

• Prospectus addendum dated June 3, 2024:

http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

October 2025	Page 25